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WASHINGTON NATIONAL CORPORATION
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Primary and Fully Diluted
(000s Omitted Except Per Share Amounts)

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                                                      Three Months Ended
                                                           March 31,
                                                       1997       1996
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Primary
Average Shares:
  Average common shares outstanding                    12,391     12,234
  Assumed exercise of stock options                       163        163
Total Average Shares                                   12,554     12,397

Net Income Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement               $9,806     $6,678
  Preferred Stock dividend requirement                    (89)       (90)
  Income from continuing operations                     9,717      6,588
  Loss from discontinued operations - net of taxes          -     (1,244)
Net Income Available to Common Shareholders            $9,717     $5,344

Primary Earnings Per Share:
  Income from continuing operations                     $0.77      $0.53
  Loss from discontinued operations - net of taxes          -      (0.10)
Net Income Per Share                                    $0.77      $0.43

Fully Diluted
Average Shares:
  Average common shares outstanding                    12,391     12,234
  Assumed conversion of preferred stock                   267        269
  Assumed exercise of stock options                       163        163
Total Average Shares                                   12,821     12,666

Net Income Available to Common Shareholders:
  Income from continuing operations                    $9,806     $6,678
  Loss from discontinued operations - net of taxes          -     (1,244)
Net Income Available to Common Shareholders            $9,806     $5,434

Fully Diluted Earnings Per Share:
  Income from continuing operations                     $0.76      $0.53
  Loss from discontinued operations - net of taxes          -      (0.10)
Net Income Per Share                                    $0.76      $0.43

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